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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: October 19, 2000
                Date of earliest event reported: October 10, 2000




                                     AVIRON
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
                 (State or other jurisdiction of incorporation)



      0-20815                                            77-0309686
(Commission File No.)                          (IRS Employer Identification No.)



                             297 N. BERNARDO AVENUE
                             MOUNTAIN VIEW, CA 94043
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (650) 919-6500



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ITEM 5. OTHER EVENTS.

     On October 11, 2000, Aviron announced that its United Kingdom subsidiary, Aviron UK Ltd., had agreed to assume from CellTech Group Plc a 25-year lease, covering approximately eight acres of land in Speke, United Kingdom. A term of approximately 24 years remains under the lease.

     Aviron also announced that it had entered into the Amended and Restated Contract Manufacturing Agreement, dated October 10, 2000, between Aviron and Evans Vaccines Limited, and other related agreements, providing for the restructuring of services provided by Evans Vaccines to Aviron for the manufacturing of FluMist(TM), Aviron's intranasal influenza vaccine, for a term of approximately six years. Under the agreements, Aviron will have primary responsibility of manufacturing FluMist(TM).

     Additionally, Aviron concurrently announced that it had agreed to issue and sell to Biotech Invest, S.A., four hundred fifty thousand (450,000) shares of Common Stock of Aviron for the total aggregate price of $21.6 million, or $48.00 per share. The sale of the shares was subsequently consummated on October 12, 2000. Aviron has agreed to register these shares for resale in approximately six months from the date of the issuance.

     See press release attached hereto as Exhibit 99.1.

ITEM 7.EXHIBITS.

Exhibit 99.1 Press Release, dated October 11, 2000, entitled "Aviron Strengthens FluMist(TM)Commercial Infrastructure With Two Transactions In United Kingdom."

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                      AVIRON

Dated: October 19, 2000               By: /s/ C. Boyd Clarke
                                          --------------------
                                          C. Boyd Clarke
                                          President and Chief Executive Officer


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                                INDEX TO EXHIBITS

Exhibit 99.1 Press Release, dated October 11, 2000, entitled "Aviron Strengthens FluMist(TM)Commercial Infrastructure With Two Transactions In United Kingdom."